EXHIBIT 99.1

[CARDIAC SCIENCE LOGO HERE]

NEWS RELEASE for April 29, 2003 at 1:30AM EDT

Contact:	Matt Clawson (Investors), or	Roderick de Greef
	Len Hall (Media)	Chief Financial Officer
	Allen & Caron Inc	Cardiac Science, Inc.
	(949) 474-4300	949-797-3800
	matt@allencaron.com	rdegreef@cardiacscience.com
len@allencaron.com

CARDIAC SCIENCE ANNOUNCES 2003 FIRST QUARTER RESULTS

Quarterly Revenue Up 50% vs. Last Year, Gross Margin Improves to 57% and Operating Loss Cut by 56%

IRVINE, CA (April 29, 2003) Cardiac Science, Inc. (Nasdaq: DFIB), a leading manufacturer of life-saving automated public access defibrillators (AEDs) today reported revenue of $14.0 million for the quarter ended March 31, 2003, a 50 percent increase over the $9.4 million in 2002 first quarter, due largely to a 73 percent increase in sales of the Company’s Powerheart® brand AEDs.

Operating loss for the 2003 first quarter decreased 56 percent to $1.2 million, down from $2.8 million in the prior year first quarter. The net loss in the quarter decreased to $2.6 million, or $0.04 loss per share, down from $3.5 million, or $0.05 loss per share, in the corresponding 2002 period. Overall gross margin for the first quarter was 56.6 percent, up from 47.6 percent in the same prior year period and up sequentially from 55.3 percent in the fourth quarter of 2002.

Cardiac Science President and CEO Raymond W. Cohen said, “Progress on both the top and bottom lines was substantial in the first quarter. Our operating loss continues to decline due primarily to increased gross margins and relatively stable operating costs. Assuming continued revenue growth and reasonably stable AED selling prices, we believe we can achieve our goal of operating profitability in the second quarter of 2003.”

AED revenue in the first quarter totaled $12.2 million, or 87 percent of the Company’s total revenue, with the balance attributable to sales of Powerheart® CRM devices, disposable defibrillator pads and its Diascope®-brand hospital patient monitors.

In the quarter, over 6,000 AED devices were sold to a wide variety of market segments worldwide. The two strongest sectors within the domestic AED market were

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CARDIAC SCIENCE ANNOUNCES 2003 FIRST QUARTER RESULTS

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corporate workplace and medical facilities. Combined, these segments accounted for over 68 percent of the total number of AEDs sold in the United States. International AED sales were up 74 percent over the prior year period and accounted for over 19 percent of the quarter’s total AED revenue.

Cohen added, “Our AED sales grew 72 percent, which is more than double the estimated growth rate of the worldwide market. International sales, in particular Japan, along with strong contributions from the domestic corporate, municipal, government, medical and dental facilities segments allowed us to successfully replace more than $4 million in AED sales to New York State schools, which occurred in the fourth quarter of 2002. Our distribution network was also strengthened during the quarter and we now have over 75 national and local domestic distributors to go along with our 60-person direct sales and sales management team. We recently completed the consolidation of all sales, marketing, customer service and accounting functions in a new corporate facility in Irvine, relocated our research and product development operations and significantly expanded our Minneapolis manufacturing facility, resulting in a significant increase in our production capacity. We can now produce enough AEDs to fulfill roughly three times our current demand.”

About Cardiac Science

Cardiac Science develops, manufactures and markets Powerheart® brand automated portable public access defibrillators and the only FDA-cleared therapeutic patient monitor that instantly and automatically treats hospitalized cardiac patients who suffer life-threatening heart rhythms.

Cardiac Science products are marketed in the United States by its 60-person direct sales force and 75 distributors, and by international distributors in more than 50 countries around the world. For more information, please visit Cardiac Science website at www.cardiacscience.com. For investor information please visit www.allencaron.com.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Cardiac Science cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision. Information on these and other factors is detailed in the Company’s Form 10-K for the year ending December 31, 2002, subsequent quarterly filings, and other documents filed by the Company with the Securities and Exchange Commission.

- TABLES FOLLOW -

CARDIAC SCIENCE ANNOUNCES 2003 FIRST QUARTER RESULTS

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Cardiac Science, Inc.

Consolidated Statement of Operations

(Unaudited)

In thousands, except share and per share amounts

	Three Months Ended March 31,
	2003	2002
Revenue	$14,024	$9,361
Cost of goods sold	6,089	4,910

Gross profit	7,935	4,451

Operating expenses:
Sales and marketing	4,417	3,614
Research and development	1,102	1,553
General and administrative	3,207	2,454
Amortization of intangibles	449	501
Gain on settlement	—	(832)

Total operating expenses	9,175	7,290

Operating loss	(1,240)	(2,839)
Interest and other income/(expense)	(1,401)	(659)

Loss before minority interest	(2,641)	(3,498)
Minority interest in subsidiary	(48)	16

Loss before discontinued operations	(2,689)	(3,482)
Discontinued operations	107	—

Net loss	$(2,582)	$(3,482)

Net loss per share (basic and diluted)	$(0.04)	$(0.05)

Weighted average number of shares used in the computation of net loss per share	66,932,228	67,188,166

CARDIAC SCIENCE ANNOUNCES 2003 FIRST QUARTER RESULTS

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Cardiac Science, Inc.

Condensed Consolidated Balance Sheets

In thousands

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,111	$15,598
Accounts receivable, net	11,799	10,986
Inventory	5,981	5,918
Prepaids and other current assets	1,160	2,098
Assets held-for-sale	1,452	1,161

Total current assets	31,503	35,761
Property and equipment, net	5,197	5,206
Goodwill and other intangibles, net	106,097	106,546
Other assets	7,465	6,407

	$150,262	$153,920

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,627	$6,921
Liabilities held-for-sale	907	2,067
Accrued expenses and other current liabilities	7,450	7,596

Total current liabilities	13,984	16,584
Long term notes payable	42,348	41,054
Other long term liabilities	1,037	1,112
Minority interest	948	900
Total stockholders’ equity	91,945	94,270

	$150,262	$153,920

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